PIONEER GROWTH TRUST

                          Establishment and Designation
                                       of
                        Class A Shares and Class B Shares
                            of Beneficial Interest of
                              Pioneer Growth Trust


         The undersigned, being a majority of the Trustee of Pioneer Growth Trust, a Massachusetts business trust (the "Trust"), on behalf of Pioneer Capital Growth Fund, Pioneer Equity-Income Fund and Pioneer Gold Shares, the existing series of the Trust (each, a "Fund"), acting pursuant to Sections 5.1 and 5.11 of the Amended and Restated Declaration of Trust dated December 6, 1993 of the Trust, as amended from time to time (the "Declaration"), do hereby divide the shares of beneficial interest of each Fund (the "Shares"), to create two classes of Shares of each Fund as follows:

      1. The two classes of Shares of each Fund established and designated hereby are "Class A Shares' and "Class B Shares," respectively.

      2. Class A Shares and Class B Shares shall each be entitled to all of the rights and preferences accorded to Shares under the Declaration.

      3. The purchase price of Class A Shares and of Class B Shares, the method of determining the net asset value of Class A Shares and of Class B Shares, and the relative dividend rights of holders of Class A Shares and of holders of Class B Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended and as in effect at the time of issuing such Shares.

      4. All Shares of each Fund issued prior to the filing of this instrument with the Secretary of State of The Commonwealth of Massachusetts shall be deemed Class A Shares and the Trustees, acting in their sole discretion, may determine that any Shares of each Fund issued after such time are Class A Shares, Class B Shares or Shares of any other class of each Fund hereafter established and designated by the Trustees.


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         IN WITNESS WHEREOF,  the undersigned have executed this instrument this
7th day of December, 1993.



/s/John F. Cogan, Jr.                        /s/Marguerite A. Piret
John F. Cogan, Jr.                           Marguerite A. Piret
as Trustee and not individually              as Trustee and not individually
975 Memorial Drive, #802                     162 Washington Street
Cambridge, MA 02138                          Belmont, MA 02178


/s/Richard H. Egdahl, M.D.                   /s/David D. Tripple
Richard H. Egdahl, M.D.                      David D. Tripple
as Trustee and not individually              as Trustee and not individually
Health Policy Institute                      6 Woodbine Road
53 Bay State Road                            Belmont, MA 02178
Boston, MA 02215


/s/Margaret B.W. Graham                      /s/Stephen K. West, Esq.
Margaret B.W. Graham                         Steven K. West, Esq.
as Trustee and not individually              as Trustee and not individually
776 Garland Drive                            Sullivan & Cromwell
Palo Alto, CA 94303                          125 Broad Street
                                             New York, NY 10004


/s/John W. Kendrick                          /s/John Winthrop
John W. Kendrick                             John Winthrop
as Trustee and not individually              as Trustee and not individually
Hyatt Residence, Apt. 1521                   52 King Street
8100 Connecticut Ave.                        Charleston, SC 29401
Chevy Chase, MD 20815